SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2002

Commission File No. 001-16111

Global Payments Inc.
(Exact name of registrant as specified in its charter)

Georgia	58-2567903
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification Number)

Four Corporate Square, Atlanta, Georgia	30329
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 728-2719

N/A
(Former name, former address and former fiscal year, if
changed since last report)

Item 5.    Other Events.

In accordance with Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), adopted on June 1, 2001, we discontinued the amortization of goodwill and certain intangible assets that were deemed to have an indefinite life. We had one indefinite life intangible asset, a trademark with a carrying value at June 1, 2001 of $24.6 million.

The trademark was acquired on April 1, 1996 when we purchased a 92.5% ownership interest in MasterCard International’s Merchant Automated Point-of-Sale Program, or MAPP. The value of the trademark related to the use of the MAPP name and logo. In connection with our spin-off from National Data Corporation, a we launched a significant rebranding effort under the Global Payments Inc. name and logo. In addition, effective June 1, 2001, we purchased MasterCard’s remaining minority interest, ending all existing marketing alliances with MasterCard and commenced a plan to legally abandon the MAPP trademark.

At the time of, and as indicated in our quarterly filings on Form 10-Q for the second and third quarterly periods ended November 30, 2001 and February 28, 2002, respectively, we were in the process but had not completed testing for impairment of this asset in the first quarter, as prescribed by SFAS 142. In our fourth quarter period ended May 31, 2002, we obtained a completed appraisal from an independent valuation firm of the fair value of the trademark as of June 1, 2001, the implementation date of SFAS 142. Based on the lack of continued use of the MAPP trademark as of June 1, 2001 and our willingness to legally abandon the trademark for no consideration, the fair value of the trademark was determined to be zero.

In accordance with SFAS 142, the $24.6 million ($16.0 million net of tax) has now been recorded as of June 1, 2001 as a cumulative effect of a change in accounting principle. The following selected financial data indicates the income statement and balance sheet effects of the cumulative effect of a change in accounting principle for the first quarter ended August 31, 2001 (in thousands, except per share data):

	As reported	As revised
Revenue	$110,955	$110,955
Operating income	22,687	22,687
Income before cumulative effect of a change in accounting principle	n/a	12,874
Cumulative effect of a change in accounting principle, net of tax benefit of $8,614	n/a	(15,999)
Net income (loss)	12,874	(3,125)

Basic earnings per share:
Net income (loss)	0.35	(0.09)

Diluted earnings per share:
Income before cumulative effect of a change in accounting principle	n/a	0.34
Net income (loss)	0.34	(0.09)

Total assets	464,459	441,374
Total shareholders’ equity	284,414	268,415

The effect of this change in accounting principle will be reflected in our consolidated financial statements, and the notes thereto, to be filed with our Annual Report on Form 10-K in August 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL PAYMENTS INC. (Registrant)

By:	/s/ JAMES G. KELLY
James G. Kelly Chief Financial Officer (Principal Financial Officer and Chief Accounting Officer)

Date:    July 17, 2002